UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ____)*


                           ORION ENERGY SYSTEMS, INC.
    ------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Shares, no par value
    ------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    686275108
                         ------------------------------
                                 (CUSIP Number)


                                December 31, 2007
    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 686275108
--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS

           GE Capital Equity Investments, Inc.
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                           0 (1)
    NUMBER OF           --------------------------------------------------------
      SHARES                    6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                          1,781,737 (1)
       EACH             --------------------------------------------------------
    REPORTING                   7     SOLE DISPOSITIVE POWER
      PERSON
      WITH:                                0 (1)
                        --------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                       1,781,737 (1)
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,781,737 (1)
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            6.6% (1)
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------
(1) See Item 4 of this Schedule 13G.

CUSIP No. 686275108
--------------------------------------------------------------------------------
    1    NAMES OF REPORTING PERSONS

            General Electric Capital Corporation
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                       0 (1)
    NUMBER OF           --------------------------------------------------------
      SHARES                    6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                          1,781,737 (1)
       EACH             --------------------------------------------------------
    REPORTING                   7     SOLE DISPOSITIVE POWER
      PERSON
      WITH:                                0 (1)
                        --------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                       1,781,737 (1)
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,781,737 (1)
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            6.6% (1)
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------
(1) See Item 4 of this Schedule 13G.

CUSIP No. 686275108
--------------------------------------------------------------------------------
    1    NAMES OF REPORTING PERSONS

            General Electric Capital Services, Inc.
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                        Disclaimed (1)
    NUMBER OF           --------------------------------------------------------
      SHARES                    6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                           Disclaimed (1)
       EACH             --------------------------------------------------------
    REPORTING                   7     SOLE DISPOSITIVE POWER
      PERSON
      WITH:                             Disclaimed (1)
                        --------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                       Disclaimed (1)
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            Disclaimed (1)
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            Not applicable
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------
(1) See Item 4 of this Schedule 13G.

CUSIP No. 686275108
--------------------------------------------------------------------------------
    1    NAMES OF REPORTING PERSONS

          General Electric Company
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
--------------------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                        Disclaimed (1)
    NUMBER OF           --------------------------------------------------------
      SHARES                    6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                           Disclaimed (1)
       EACH             --------------------------------------------------------
    REPORTING                   7     SOLE DISPOSITIVE POWER
      PERSON
      WITH:                             Disclaimed (1)
                        --------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                        Disclaimed (1)
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            Disclaimed (1)
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            Not applicable
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------
(1) See Item 4 of this Schedule 13G.

ITEM 1(a).     NAME OF ISSUER:

        Orion Energy Systems, Inc. (the "Issuer")

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        1204 Pilgrim Road, Plymouth, WI 53073

ITEM 2(a).     NAME OF PERSON FILING:

This statement is being filed by each of:

        GE Capital Equity Investments, Inc. ("GECEI")
        General Electric Capital Corporation ("GECC")
        General Electric Capital Services, Inc. ("GECS")
        General Electric Company ("GE")

        GECEI is a subsidiary of GECC; GECC is a subsidiary of GECS; and GECS is a subsidiary of GE.

        GECEI, GECC, GECS and GE are referred to herein collectively as the "Reporting Persons."

        An agreement among the Reporting Persons that this statement be filed on behalf of each of them is attached hereto as Exhibit 99.1.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

        The principal business offices of GECEI is located at 120 Long Ridge Road, Stamford, Connecticut 06927. The principal business offices of GECC and GECS are located at 260 Long Ridge Road, Stamford, Connecticut 06927. The principal business office of GE is located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

ITEM 2(c).     CITIZENSHIP:

        Each of GECEI, GECC and GECS is a Delaware corporation. GE is a New York corporation.

ITEM 2(d).     TITLE AND CLASS OF SECURITIES:

        Common Stock, no par value per share (the "Common Stock")

ITEM 2(e).     CUSIP NUMBER:

        686275108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) [_] Broker or dealer registered under Section 15 of the Act

        (b) [_] Bank as defined in Section 3(a)(6) of the Act

        (c) [_] Insurance company as defined in Section 3(a)(19) of the Act

        (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940

        (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

        (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

        (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

        (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

        (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

        (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

ITEM 4.        OWNERSHIP.

        (a)-(c) The responses of the Reporting Persons to Rows 5, 6, 7, 8, 9 and 11 in each of their respective cover pages which relate to the beneficial ownership of the Common Stock of the Issuer are incorporated by reference.

        As of December 31, 2007, and the date of this report, GECEI was the direct beneficial owner of 1,781,737 shares of Common Stock of the Issuer, representing approximately 6.6% of the shares of Common Stock outstanding (based on 26,942,342 shares reported as outstanding as of January 31, 2008, by the Issuer in its Form 10-Q for the period ended December 31, 2007, filed on February 8, 2008). GECC may be deemed to beneficially own the shares of Common Stock directly owned by GECEI. Each of GECS and GE expressly disclaims beneficial ownership of the shares of Common Stock beneficially owned by GECEI and GECC.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Common Stock, check the following [_].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

        Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

        Not applicable.


ITEM 10.       CERTIFICATION.

        Not applicable.

                                   SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 26, 2008

                                         GE CAPITAL EQUITY INVESTMENTS, INC.

                                         By:  /s/  Michael J. Donnelly
                                         --------------------------------------
                                         Name:   Michael J. Donnelly
                                         Title:  Managing Director


                                         GENERAL ELECTRIC CAPITAL CORPORATION

                                         By:  /s/  Barbara A. Lane
                                         --------------------------------------
                                         Name:   Barbara A. Lane
                                         Title:  Attorney-in-fact*


                                         GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                         By:  /s/  Barbara A. Lane
                                         --------------------------------------
                                         Name:   Barbara A. Lane
                                         Title:  Attorney-in-fact*


                                         GENERAL ELECTRIC COMPANY

                                         By:  /s/  Barbara A. Lane
                                         --------------------------------------
                                         Name:   Barbara A. Lane
                                         Title:  Attorney-in-fact*



* Power of Attorney appointing Barbara A. Lane as agent and attorney-in-fact for General Electric Capital Corporation, General Electric Capital Services, Inc., and General Electric Company, dated December 19, 2007, December 19, 2007, and January 1, 2007, respectively (incorporated by reference to Exhibits 24.1, 24.2 and 24.3, respectively, filed with Amendment No. 1 to Schedule 13G with respect to Centerplate, Inc., filed on February 13, 2008).

                                  EXHIBIT INDEX
                                  -------------



Exhibit No.           Description
-----------           -----------

99.1                  Joint Filing Agreement